Exhibit 99.1

ZAP Shares to Remain Listed on NYSE Arca Exchange

SANTA ROSA, CA—August 29, 2006 -- ZAP (NYSE Arca:ZP) today reported that it has received a notice from NYSE staff advising the Company that it is not in compliance with NYSE Arca Equities, Inc. quantitative continued listing requirements set forth in Rule 5.5(h). Specifically, the Company is not in compliance with the $500,000 minimum total net tangible assets, or $2,000,000 minimum net worth, requirements.

Pursuant to NYSE's notice, to maintain its listing, ZAP must submit a plan outlining the steps the Company proposes to take to regain compliance with the NYSE Arca continued listing requirements no later than 18 months from the date of the original notice, August 23, 2006. The Company is developing the requested plan and intends to provide a written response to the Staff no later than September 15, 2006. The plan is subject to review by the NYSE staff.

"We are pleased to see that NYSE Arca has the confidence to continue maintaining the listing relationship with ZAP," stated ZAP CEO Steve Schneider. "Our goal in the coming quarter is to bring ourselves up to full compliance. We are committed to both our shareholders and NYSE Arca and believe the continued implementation of our strategic plan will, among other results, lead us to maintaining ZAP's exchange requirements."

About ZAP

ZAP stands for Zero Air Pollution. Its mission is to be the leading distribution portal of socially responsible and environmentally sustainable, advanced technology vehicles. ZAP is a pioneer at the forefront of electric and other fuel efficient transportation and believes that helping our stakeholders act responsibly, both with regards to our environment and the oil crisis, can go hand-in-hand with generating appropriate returns on our investments. For more information, visit http://www.zapworld.com.

Forward-Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the continued acceptance of the Company's products, increased levels of competition, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward looking statements.

Contact:

Alex Campbell, 707-525-8658 ext. 241
acampbell@zapworld.com